UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Tesla, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 23, 2025, Tesla, Inc. (“Tesla”) issued digital advertisements and posted messages via Google Search advertising and updated its website, www.VoteTesla.com, copies of which are attached hereto Exhibit 1 and Exhibit 2, respectively. Also on October 23, 2025, Elon Musk posted on X, copies of which are attached hereto as Exhibit 3. In addition, on October 23, 2025, JB Straubel, Tesla co-founder and director and CEO of Redwood Materials, Inc., participated in a conversation with Ed Ludlow on Bloomberg Technology. An excerpt of the transcript is attached hereto as Exhibit 4. On October 22, 2025, Tesla held an earnings call (the “Earnings Call”) announcing its financial results for the quarter ended September 30, 2025. Excerpts from the transcript of the Earnings Call containing information relating to Tesla’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) are attached hereto as Exhibit 5.

Additional Information and Where to Find It

Tesla has filed with the U.S. Securities and Exchange Commission (the ”SEC”) a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and a proxy card with respect to its solicitation of proxies for the 2025 Annual Meeting. The Definitive Proxy Statement contains important information about the matters to be voted on at the 2025 Annual Meeting. SHAREHOLDERS OF TESLA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TESLA HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT TESLA AND THE MATTERS TO BE VOTED ON AT THE 2025 ANNUAL MEETING. Shareholders are able to obtain free copies of these documents, and other documents filed with the SEC by Tesla, through the website maintained by the SEC at www.sec.gov. In addition, shareholders are able to obtain free copies of these documents from Tesla by contacting Tesla’s Investor Relations by e-mail at ir@tesla.com, or by going to Tesla’s Investor Relations page on its website at ir.tesla.com.

Participant Information

Tesla, its directors (Elon Musk, Robyn Denholm, Ira Ehrenpreis, Joe Gebbia, Jack Hartung, James Murdoch, Kimbal Musk, JB Straubel and Kathleen Wilson-Thompson), and certain of its executive officers (Vaibhav Taneja and Tom Zhu) are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from Tesla’s shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information about the compensation of our named executive officers and our non-employee directors is set forth in the sections titled “Executive Compensation for Fiscal Year 2024” and “Compensation of Directors” in the Definitive Proxy Statement commencing on pages 130 and 152, respectively, and is available here. Information regarding the participants’ holdings of Tesla’s securities can be found in the section titled “Ownership of Securities” in the Definitive Proxy Statement commencing on page 160 and is available here.

Exhibit 1

Exhibit 2

Exhibit 3

Exhibit 4

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Ed Ludlow: JB, you are on Tesla’s Board. You recused yourself from the special committee on comp, I know that. Elon’s argument is he needs voting control of Tesla. Explain that to me as if I were a five-year-old please, the basics of why the Board’s position is that Elon should have voting control.

JB Straubel: Well, I can’t say too much more about Tesla matters today, but you know, maybe I would just comment that, you know, the focus is really on, you know, providing shareholder value and that’s really the sort of first and foremost direction that we look at these things from, so I think this proposal really does that and it provides potential incredible upside growth to the existing and future shareholders.

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Exhibit 5

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Travis Axelrod: We urge shareholders to read our definitive proxy statement, which contains important information about the matters to be voted on at the 2025 Annual Meeting.

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Elon Musk: In conclusion, we’re excited about the updated mission of Tesla, which is Sustainable Abundance. So going beyond sustainable energy to say Sustainable Abundance is the mission – where we believe with Optimus and self-driving that you can actually create a world where there is no poverty, where everyone has access to the finest medical care. Optimus will be an incredible surgeon, for example, and imagine everyone had access to an incredible surgeon. So I think there’s -- of course, we make sure Optimus is safe and everything. But I do think we’re headed for a world of Sustainable Abundance, and I’m excited to work with the Tesla team to make that happen.

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Elon Musk: So like my fundamental concern with regard to how much voting control I have in Tesla is, if I go ahead and build this enormous robot army, can I just be ousted at some point in the future? That’s my biggest concern. That is really the only thing I’m trying to address with this so called … well it’s called compensation, but it’s not like I’m going to go spend the money. It’s just if we build this robot army, do I have at least a strong influence over that robot army, not control, but a strong influence. That’s what it comes down to in a nutshell. Like I don’t feel comfortable building that robot army if I don’t have at least a strong influence.

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Vaibhav Taneja: Thanks, Travis. I want to take the time to talk about an extremely important vote, which is being held on November 6. The meeting will shape the future of Tesla, and we are asking you as our shareholders to support Elon’s leadership through the two compensation proposals and the reelection of Ira, Kathleen and Joe to the Board. Note that it is a team sport. And here at Tesla, the Board is an integral part of the winning team. Shareholders are at the center of everything we do at Tesla and our Special Committee has laid out a compensation package. Like Elon said, we don’t even want to call it a compensation package.

Elon Musk: Yes. The point is I just like there needs to be enough voting control to give a strong influence, but not so much that I can’t be fired if I go insane. But -- and I think that sort of number is in the mid-20s approximately. As a company that has already gone public, there’s no -- we’ve investigated every possible way to how do you achieve increased voting control without -- is there some way to have like a super voting stock, but there really is -- there is no way to have a super voting stock after you’ve gone public. But for example, Google, Meta, many other companies have this, but they had it before they went public. And so it sort of gets, I guess, grandfathered in.

Tesla does not have that. So it’s just -- like I said, I just don’t feel comfortable building a robot army here and not -- and then being ousted because of some asinine recommendations from ISS and Glass Lewis who have no freaking clue. I mean those guys are corporate terrorists. And the problem -- so let me explain like the core problem here is that so many of the index funds, the passive funds vote along the lines of whatever Glass Lewis and ISS recommend. Now they have made many terrible recommendations in the past that if those recommendations have been followed, would have been extremely destructive to the future of the Company.

But if you’ve got passive funds that essentially defer responsibility for the vote to Glass Lewis and ISS, then you can have extremely disastrous consequences for a publicly traded company if too much of the publicly traded company is controlled by index funds. It’s de facto controlled by Glass Lewis and ISS. This is a fundamental problem for corporate governance because they’re not voting along the lines that are actually good for shareholders. That’s the big issue. I mean, that’s what it comes down to, ISS, Glass Lewis, corporate terrorism.

Vaibhav Taneja: Yes. And I would say the Special Committee did an amazing job in constructing this plan for the benefit of the shareholders. There is no -- nothing which gets passed on till the time shareholders make substantial returns. So that’s why in the end, I would say, I would urge you to not only vote on the plan but also vote on all the three directors because of their exceptional knowledge and experience.

And literally, we at Tesla work with these directors day in, day out. I mean there is not even a single day that one of the directors I haven’t spoken to or one of my colleagues hasn’t spoken to. And even the directors out here are not just reading out of PowerPoint presentations, they’re actually working with us day in, day out. So again, I just urge you guys as shareholders to vote along the Board’s recommendation. Thank you, guys.

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